UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 2, 2009
Date of Report (Date of earliest event reported)

ROYAL MINES AND MINERALS CORP.
(Exact name of registrant as specified in its charter)

NEVADA	000-52391	20-4178322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 112, 2580 Anthem Village Dr.
Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

(702) 588-5973
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 2, 2009, Royal Mines And Minerals Corp. (the "Company") appointed Michael C. Boyko as a member of its Board of Directors.

Mr. Boyko, 37, obtained his Bachelor of Science in Finance from Arizona State University and is a member of the AMIGOS – Arizona Mining Association and the Arizona Society for Mining Engineers. Since 2003, Mr. Boyko has been the president and owner of Advanced Integrated Resource, LLC ("AIR"), a private company that markets process equipment to the mining and power industry. From 2001 to 2003, Mr. Boyko was employed at T.A. Caid Industries, a private company, where he developed a new business segment focused on equipment representation and sales to mines and power plants. From 1998 to 2001, Mr. Boyko was the managing partner and vice president of business development of BME Engineering, a private company that focused on industrial process equipment for mines and power plants, where he managed sales, marketing and manufacturing. Mr. Boyko is also Mine Safety and Health Administration (MSHA) certified.

Our directors are appointed to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our by-laws.

The Company does not have any compensation agreements with Mr. Boyko; however, on January 16, 2009, Mr. Boyko was granted options as an advisor under the Company's 2009 Stock Incentive Plan. The options granted, which will continue in his new capacity as a director of the Company, are to purchase 300,000 shares of the Company's common stock exercisable at a price of $0.05 US per share for a two year term expiring January 15, 2011.

There has not been any transaction, nor is there any currently proposed transaction, between the Company and Mr. Boyko or any related person of Mr. Boyko. The Company may in the future purchase equipment from companies represented by Mr. Boyko's company, AIR, in which case he would receive customary selling commissions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL MINES AND MINERALS CORP.

Date: April 6, 2009
	By:	/s/ Jason S. Mitchell

JASON S. MITCHELL
Chief Financial Officer, Treasurer and Secretary